The Prudential Insurance Company of America

                          Variable Contract Account-10

                      Resolution of the Board of Directors

RESOLVED, that subject to the approval of the Commissioner of Insurance of the State of New Jersey and to such conditions as said Commissioner may impose, the Company hereby establishes, pursuant to Section 17B:28-7 of the Revised Statutes of New Jersey, a separate account, to be suitably designated, for contracts under which values or payments, or a portion thereof, vary to reflect the investment results of said account, and for other investment accounts managed by Prudential that may participate in said account, which is to be invested primarily in common stocks, and it is further

RESOLVED, that the use of said account shall be limited to providing a funding medium for such variable contracts issued and administered by the Company as the Company shall elect to designate as participating therein, and in furtherance thereof such account shall:

    (a) receive, hold, invest, and reinvest only the amounts arising from (i) contributions made pursuant to such variable contracts, (ii) such assets of the Company as it shall deem prudent and appropriate to have invested in the same manner as the assets applicable to its reserve liability under such variable contracts, and (iii) the dividends, interest and gains produced by the foregoing;

    (b) to the extent required by the Investment Company Act of 1940, register under such Act and make application for exemption from such of the provisions thereof as may appear to be necessary or desirable;

    (c) to the extent required by the Securities Act of 1933, file one or more registration statements thereunder, including any documents required as a part thereof;

    (d)    provide for investment management services;

    (e) provide for the sale of variable contracts issued and administered by the Company to the extent they include participating interests in said account;

    (f) select an independent public accountant to audit the books and records of said account; and

    (g) perform such further functions as may be required to comply with the Investment Company Act of 1940 or as may from time to time be authorized by further resolution of this Board; and it is further

RESOLVED, that the said account, as authorized by Section 17B:28-9(b) (ii) of the Revised Statutes of New Jersey, shall be managed by a Committee consisting of not less than three nor more than nine persons ("Committee"); and it is further

RESOLVED, that the Committee shall initially be composed of five members to be selected by the Chairman of the Board and Chief Executive Officer, the President or the Vice Chairman, each of which members shall serve until the first annual meeting of persons having voting rights in respect of said account or until his successor shall qualify, and that thereafter the members of the Committee shall be elected by a majority of the votes cast by such persons having voting rights in respect of said account; and it is further

RESOLVED, that the proper officers of the Company are authorized and directed to take whatever steps may be necessary or desirable to comply with State statutes or regulations to the extent they may be applicable to variable contracts issued by the Company pursuant to which contributions may be made to said account; and it is further

RESOLVED, that the proper officers of the Company be and they hereby are from time to time authorized, empowered and directed to do all acts and things from time to time necessary, desirable or appropriate to be done in order to effectuate the purposes of the foregoing resolutions or any of them.


                                                      APPROVED BY
                                                  BOARD OF DIRECTORS
                                                      JAN 12 1982


                                               /s/ Isabelle L. Kirchner
                                               ------------------------
                                                       SECRETARY
                                                 ISABELLE L. KIRCHNER